Exhibit 99.1
Travelport
— Full Year and Fourth Quarter 2010 Results —
Increased revenues and positive cash generation
NEW YORK, NY, March 30, 2011 — Travelport Limited, a leading provider of critical transaction processing for the global travel industry, today announces its financial results for the fourth quarter and full year ended December 31, 2010.
Financial Summary:
($ in millions)
•	Net Revenue — FY: $2,290 (2009: $2,248) and Q4: $529 (2009: $533)

•	Operating Income — FY: $314 (2009: Loss of $499) and Q4: $55 (2009: $69)

•	Adjusted EBITDA — FY: $629 (2009: $632) and Q4: $139 (2009: $138)

•	Cash generated by operations — FY: $284 (2009: $239) and Q4: $30 (2009: $48)
Operational Highlights:
•	Agreed numerous airline, hotel and transport content deals

•	Prepared the ground for 2011 strategic roll-out of Travelport Universal Desktop

•	Completed notable customer migrations
Post Year End Highlights:
•	Announced industry first merchandising agreement with British Airways

•	Signed unique capability to fully support Air Canada’s merchandising functionality

•	Announced proposed $720 million sale of GTA business
Commenting on developments, Jeff Clarke, President and CEO of Travelport, said:
“2010 was a year of investment in new technologies and emerging markets for Travelport. We have a solid pipeline of customers for Travelport Universal Desktop and are already seeing the benefits from our industry leading Travelport Universal API product set. The strong cash flow performance of the company supports continued investment while also allowing us to opportunistically improve our capital structure.”
Travelport Consolidated
($ in millions)

	Q4 2010	Q4 2009	Change	% Change
Net Revenue	$529	$533	$(4)	(1)%
Operating Income	$55	$69	$(14)	(20)%
Adjusted EBITDA	$139	$138	$1	1%

	FY 2010	FY 2009	Change	% Change
Net Revenue	$2,290	$2,248	$42	2%
Operating Income (Loss)	$314	$(499)	$813	N/A
Adjusted EBITDA	$629	$632	$(3)	—%
Q4 2010: Travelport’s Net Revenue of $529 million for the fourth quarter of 2010 represented a 1% decrease compared to the corresponding period in the prior year. Operating Income of $55 million is a reduction of $14 million compared to the prior year. Travelport achieved Adjusted EBITDA of $139 million for the three months ended December 31, 2010, 1% higher than the prior year.
FY 2010: Travelport’s full year Net Revenue of $2,290 million represented a 2% increase compared to the prior year. Operating Income of $314 million is an improvement of $813 million compared to the prior year. Excluding the 2009 impairment charge of $833 million, Operating Income declined by $20 million (6%), with increased revenue of $42 million offset by an increase in total costs and expenses of $62 million, including $11 million of incremental corporate transaction costs and $9 million of unfavorable movements in the fair value of foreign exchange derivatives. Travelport achieved full year Adjusted EBITDA of $629 million in 2010, marginally lower than the prior year.

Financial Highlights Fourth Quarter and Full Year 2010
Global Distribution Systems (GDS)
Travelport’s main business is its global distribution system (GDS), which includes the Worldspan and Galileo brands and also the Company’s Airline IT Solutions business.
($ in millions)

	Q4 2010	Q4 2009	Change	% Change
Net Revenue	$452	$467	$(15)	(3)%
Segment EBITDA	$114	$127	$(13)	(10)%
Segment Adjusted EBITDA	$125	$133	$(8)	(6)%

	FY 2010	FY 2009	Change	% Change
Net Revenue	$1,996	$1,981	$15	1%
Segment EBITDA	$560	$602	$(42)	(7)%
Segment Adjusted EBITDA	$587	$628	$(41)	(7)%
Q4 2010: Net Revenue and Segment EBITDA for the GDS business were $452 million and $114 million, respectively, for the fourth quarter of 2010, with a decrease of 3% in Net Revenue and a decrease of 10% in Segment EBITDA compared to 2009. Segment Adjusted EBITDA for the GDS business was $125 million for the fourth quarter of 2010, a 6% reduction compared to 2009. Net Revenue decreased compared to the prior year as a result of a 1% decrease in segments and an 11% decrease in Airline IT Solutions revenue due to the merger of Delta and Northwest.
FY 2010: Net Revenue and Segment EBITDA for the GDS business were $1,996 million and $560 million, respectively, for the year ended December 31, 2010, representing a 1% increase in Net Revenue and a 7% decrease in Segment EBITDA compared to 2009. Segment Adjusted EBITDA for the GDS business was $587 million for 2010, a 7% reduction compared to 2009. Increased Net Revenue of 1% resulted from a 3% increase in segments compared to 2009, partially offset by an 11% decrease in Airline IT Solutions revenue due to the merger of Delta and Northwest.
Gullivers Travel Associates (GTA)
GTA is a leading global, multi-channel provider of hotel and ground services.
($ in millions)

	Q4 2010	Q4 2009	Change	% Change
Net Revenue	$77	$66	$11	17%
Segment EBITDA	$21	$16	$5	31%
Segment Adjusted EBITDA	$24	$15	$9	60%

	FY 2010	FY 2009	Change	% Change
Net Revenue	$294	$267	$27	10%
Segment EBITDA	$82	$(776)	$858	N/A
Segment Adjusted EBITDA	$84	$59	$25	42%
Q4 2010: Net Revenue and Segment EBITDA for the GTA business were $77 million and $21 million, respectively, for the fourth quarter of 2010. Segment Adjusted EBITDA for GTA in the fourth quarter of 2010 was $24 million, representing a $9 million improvement compared to 2009. Total Transaction Value (“TTV”) increased 18% in the quarter primarily due to a 20% growth in the number of room nights. Net Revenue increased 17% in the quarter due to the increase in TTV, partially offset by lower margin on sales.
FY 2010: Net Revenue and Segment EBITDA for the GTA business were $294 million and $82 million, respectively, for the year ended December 31, 2010. Segment Adjusted EBITDA for GTA in 2010 was $84 million, representing a $25 million improvement compared to 2009. TTV increased 18% in the year primarily due to a 19% growth in the number of room nights. Net Revenue increased 10% in the year due to the increase in TTV, partially offset by lower margin on sales.

Corporate
For the fourth quarter of 2010, Travelport incurred adjusted corporate costs of $10 million, which was flat compared to the fourth quarter of 2009.
For the year ended December 31, 2010, Travelport incurred adjusted corporate costs of $42 million, which was $13 million less than 2009.
Full year interest costs of $272 million for 2010 were $14 million less than for 2009, primarily due to lower interest rates.
During the year ended December 31, 2010, Travelport generated $284 million in cash from operations, a $45 million increase over 2009. This increase is primarily attributable to a $23 million decrease in cash used for interest payments and a $17 million decrease in cash used for tax payments. During the year ended December 31, 2010, Travelport used $241 million for investment, including $50 million for the purchase of shares of common stock of Orbitz Worldwide and $182 million for continued investment and upgrades to the IT infrastructure, including the deployment of the latest IBM technology.
Travelport’s net debt at December 31, 2010 was $3,435 million, which comprised debt of $3,814 million less $242 million in cash and cash equivalents and less $137 million of restricted cash provided as collateral.
In August 2010, Travelport issued $250 million of 9% senior notes due 2016, using a portion of the proceeds to repay $149 million of term loans.
In October 2010, Travelport amended its senior secured credit agreement to, among other things, extend the maturities on approximately 90% of its term loans and letters of credit commitments by two years and amend certain terms under the senior secured credit agreement, providing the Company with greater financial flexibility. As a result, and subject to the terms of this amendment, less than 10% of current Travelport indebtedness matures prior to September 2014.
Orbitz Worldwide
Travelport currently owns approximately 48% of the outstanding equity of Orbitz Worldwide. Travelport accounts for its investment in Orbitz Worldwide under the equity method of accounting. During the fourth quarter and full year ended December 31, 2010, Travelport recorded losses of $38 million and $28 million, respectively, in losses from our investment in Orbitz Worldwide. During the fourth quarter of 2010, as a result of Orbitz Worldwide’s annual impairment test for goodwill and intangible assets, Orbitz Worldwide recorded a non-cash impairment charge of $70 million, of which $42 million was to impair the goodwill and $28 million was to impair the trademarks and tradenames. The loss in the fourth quarter and full year ended December 31, 2010 includes the Company’s share of that non-cash impairment charge.
Conference Call/Webcast
The Company’s fourth quarter and full year 2010 earnings conference call will be accessible to the media and general public via live Internet webcast today, beginning at 11:00 a.m. (EDT) and through a limited number of dial-in conference lines. The webcast and conference call details are available through the Investor Centre section of the Company’s website (www.travelport.com/investor.aspx), where pre-registration for the event is required.
About Travelport
Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry.
With a presence in 160 countries, approximately 5,475 employees and reported 2010 revenues of $2.3 billion, Travelport is comprised of the global distribution system (GDS) business that includes the Galileo and Worldspan brands; GTA, a leading global, multi-channel provider of hotel and ground services; and Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines.
Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures, and Travelport management.
Investor Contact
Julian Walker, Head of Corporate Communications, +44 (0) 1753 288210, or julian.walker@travelport.com

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the impact that our outstanding indebtedness may have on the way we operate our business; factors affecting the level of travel activity, particularly air travel volume, including security concerns, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies; pricing, regulatory and other trends in the travel industry; our ability to obtain travel supplier inventory from travel suppliers, such as airlines, hotels, car rental companies, cruise lines and other travel suppliers; our ability to develop and deliver products and services that are valuable to travel agencies and travel suppliers and generate new revenue streams, including our new universal desktop product; risks associated with doing business in multiple countries and in multiple currencies; maintenance and protection of our information technology and intellectual property; the impact on supplier capacity and inventory resulting from consolidation of the airline industry; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and tour operators and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as our recent acquisition of Sprice and our controlling interest in eNett. Other unknown or unpredictable factors also could have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)	(unaudited)
	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
(in $ millions)	2010	2009	2010	2009

Net revenue	529	533	2,290	2,248

Costs and expenses
Cost of revenue	265	256	1,164	1,090
Selling, general and administrative	137	151	547	567
Restructuring charges	8	1	13	19
Depreciation and amortization	64	56	252	243
Impairment of goodwill and other intangible assets	—	—	—	833
Other income	—	—	—	(5)

Total costs and expenses	474	464	1,976	2,747

Operating income (loss)	55	69	314	(499)
Interest expense, net	(70)	(63)	(272)	(286)
Gain on early extinguishment of debt	2	—	2	10

(Loss) income from operations before income taxes and equity in losses of investment in Orbitz Worldwide	(13)	6	44	(775)
(Provision) benefit for income taxes	(18)	4	(60)	68
Equity in losses of investment in Orbitz Worldwide	(38)	(9)	(28)	(162)

Net (loss) income	(69)	1	(44)	(869)
Net loss (income) attributable to non-controlling interest in subsidiaries	—	—	1	(2)

Net (loss) income attributable to the Company	(69)	1	(43)	(871)

TRAVELPORT LIMITED
SEGMENT EBITDA
     The Company’s presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

	(unaudited)	(unaudited)
	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
(in $ millions)	2010	2009	2010	2009
GDS
Net revenue	452	467	1,996	1,981
Segment EBITDA	114	127	560	602
GTA
Net revenue	77	66	294	267
Segment EBITDA	21	16	82	(776)

Combined Totals
Net revenue	529	533	2,290	2,248
Segment EBITDA	135	143	642	(174)
Reconciling items:
Corporate and unallocated	(16)	(18)	(76)	(82)
Gain on early extinguishment of debt	2	—	2	10
Interest expense, net	(70)	(63)	(272)	(286)
Depreciation and amortization	(64)	(56)	(252)	(243)

(Loss) income from operations before income taxes and equity in losses of investment in Orbitz Worldwide	(13)	6	44	(775)

TRAVELPORT LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(in $ millions)	2010	2009

Assets
Current assets:
Cash and cash equivalents	242	217
Accounts receivable (net of allowances for doubtful accounts of $35 and $59)	348	346
Deferred income taxes	5	22
Other current assets	204	156

Total current assets	799	741
Property and equipment, net	521	452
Goodwill	1,277	1,285
Trademarks and tradenames	413	419
Other intangible assets, net	1,048	1,183
Investment in Orbitz Worldwide	91	60
Non-current deferred income taxes	5	2
Other non-current assets	346	204

Total assets	4,500	4,346

Liabilities and equity
Current liabilities:
Accounts payable	183	139
Accrued expenses and other current liabilities	809	765
Current portion of long-term debt	18	23

Total current liabilities	1,010	927
Long-term debt	3,796	3,640
Deferred income taxes	133	143
Other non-current liabilities	233	228

Total liabilities	5,172	4,938

Shareholders’ equity:
Common shares $1.00 par value; 12,000 shares authorized; 12,000 shares issued and outstanding	—	—
Additional paid in capital	1,011	1,006
Accumulated deficit	(1,686)	(1,643)
Accumulated other comprehensive income	(9)	30

Total shareholders’ equity	(684)	(607)
Equity attributable to non-controlling interest in subsidiaries	12	15

Total equity	(672)	(592)

Total liabilities and equity	4,500	4,346

TRAVELPORT LIMITED
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Year ended	Year ended
	December 31,	December 31,
(in $ millions)	2010	2009
Operating activities
Net loss	(44)	(869)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	252	243
Impairment of goodwill and other intangible assets	—	833
Gain on sale of assets	—	(5)
Provision for bad debts	2	15
Equity-based compensation	5	10
Gain on early extinguishment of debt	(2)	(10)
Amortization of debt finance costs	23	16
(Gain) loss on interest rate derivative instruments	(6)	6
Gain on foreign exchange derivative instruments	(3)	(13)
Equity in losses of investment in Orbitz Worldwide	28	162
FASA liability	(18)	(26)
Deferred income taxes	11	(118)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(6)	31
Other current assets	(12)	(4)
Accounts payable, accrued expenses and other current liabilities	68	(20)
Other	(14)	(12)

Net cash provided by operating activities	284	239

Investing activities
Property and equipment additions	(182)	(58)
Investment in Orbitz Worldwide	(50)	—
Businesses acquired	(16)	(2)
Loan to parent company	(9)	—
Loan repaid by parent company	9	—
Proceeds from sale of assets	2	5
Other	5	—

Net cash used in investing activities	(241)	(55)

Financing activities
Principal repayments	(318)	(307)
Proceeds from new borrowings	517	144
Cash provided as collateral	(137)	—
Payments on settlement of derivative contracts	(77)	—
Proceeds on settlement of derivative contracts	16	87
Net share settlement for equity-based compensation	—	(7)
Debt finance costs	(20)	(3)
Distribution to a parent company	—	(227)
Other	(3)	(4)

Net cash used in financing activities	(22)	(317)

Effect of changes in exchange rates on cash and cash equivalents	4	5

Net increase (decrease) in cash and cash equivalents	25	(128)
Cash and cash equivalents at beginning of year	217	345

Cash and cash equivalents at end of year	242	217

Supplemental disclosure of cash flow information
Interest payments	232	255
Income tax payments, net	29	46

TRAVELPORT LIMITED
NON-GAAP MEASURES
(in $ millions and unaudited)

	Three Months Ended December 31, 2010
			Reconciling
			Items:
			Corporate and
			Unallocated
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Costs	Total

Adjusted EBITDA	125	24	(10)	139
Less adjustments:
Acquisitions and corporate transaction costs	1	2	1	4
Restructuring charges	6	1	1	8
Equity-based compensation	—	—	3	3
Unrealized losses on foreign exchange derivatives	—	—	2	2
Other	4	—	(3)	1

Total	11	3	4	18

EBITDA	114	21	(14)	121
Less:
Depreciation and amortization				(64)
Gain on early extinguishment of debt				(2)

Operating income				55

	Three Months Ended December 31, 2009
			Reconciling
			Items:
			Corporate and
			Unallocated
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Costs	Total

Adjusted EBITDA	133	15	(10)	138
Less adjustments:
Acquisitions and corporate transaction costs	5	(2)	2	5
Restructuring charges	—	1	—	1
Equity based compensation	—	—	3	3
Unrealized losses on foreign exchange derivatives	—	—	1	1
Other	1	—	2	3

Total	6	(1)	8	13

EBITDA	127	16	(18)	125
Less:
Depreciation and amortization				(56)

Operating income				69

TRAVELPORT LIMITED
NON-GAAP MEASURES
(in $ millions and unaudited)

	Year Ended December 31, 2010
			Reconciling
			Items:
			Corporate and
			Unallocated
Reconciliation of Adjusted EBITDA to Operating Income	GDS	GTA	Costs	Total

Adjusted EBITDA	587	84	(42)	629
Less adjustments:
Acquisitions and corporate transaction costs	11	—	23	34
Restructuring charges	6	2	5	13
Equity-based compensation	—	—	5	5
Unrealized losses on foreign exchange derivatives	—	—	3	3
Other	10	—	(4)	6

Total	27	2	32	61

EBITDA	560	82	(74)	568
Less:
Depreciation and amortization				(252)
Gain on early extinguishment of debt				(2)

Operating income				314

	Year Ended December 31, 2009
			Reconciling
			Items:
			Corporate and
			Unallocated
Reconciliation of Adjusted EBITDA to OperatingLoss	GDS	GTA	Costs	Total

Adjusted EBITDA	628	59	(55)	632
Less adjustments:
Sponsor monitoring fees	—	—	7	7
Acquisitions and corporate transaction costs	17	(2)	8	23
Restructuring charges	6	4	9	19
Equity-based compensation	—	—	10	10
Unrealized gains on foreign exchange derivatives	—	—	(6)	(6)
Impairment	—	833	—	833
Other	3	—	(11)	(8)

Total	26	835	17	878

EBITDA	602	(776)	(72)	(246)
Less:
Depreciation and amortization				(243)
Gain on early extinguishment of debt				(10)

Operating loss				(499)

TRAVELPORT LIMITED
NON-GAAP MEASURES (Continued)
(in $ millions and unaudited)

	Year Ended	Year Ended
Reconciliation of Adjusted EBITDA to Net Cash Provided	December 31,	December 31,
by Operating Activities and Unlevered Free Cash Flow	2010	2009

GDS Segment Adjusted EBITDA	587	628
GTA Segment Adjusted EBITDA	84	59
Reconciling items: Corporate and Unallocated costs	(42)	(55)

Adjusted EBITDA	629	632
Less:
Cash interest payments	(232)	(255)
Tax payments	(29)	(46)
Changes in operating working capital	(29)	(32)
FASA liability payments	(18)	(26)
Other non-operating and adjusting items	(37)	(34)

Net cash provided by operating activities	284	239

Add cash interest payments	232	255
Less capital expenditures	(182)	(58)

Unlevered free cash flow	334	436

Adjusted EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. We believe this measure provides management with a more complete understanding of the underlying results and trends and an enhanced overall understanding of our financial liquidity and prospects for the future. Adjusted EBITDA is the primary metric for; measuring our business results, forecasting and determining future capital investment allocations and is used by the Board of Directors to determine incentive compensation. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Adjusted EBITDA is disclosed so that investors have the same tools available to management when evaluating the results of Travelport. The Adjusted EBITDA measure is a defined term within our credit agreement and bond indentures. Adjusted EBITDA is defined as EBITDA adjusted to exclude the impact of purchase accounting, impairment of goodwill and intangibles assets, expenses incurred in conjunction with Travelport’s separation from Cendant, expenses incurred to acquire and integrate Travelport’s portfolio of businesses, costs associated with Travelport’s restructuring efforts, non-cash equity-based compensation, and other adjustments made to exclude expenses management views as outside the normal course of operations. Adjusted EBITDA is a critical measure as it is required to calculate our key financial ratio under our credit agreement covenants. This ratio compares our Adjusted EBITDA for the last twelve months to our consolidated net debt and is known as our Leverage Ratio. We are currently in compliance with our Leverage Ratio. A breach of this covenant could result in a default under the senior secured credit agreement and the indentures governing our notes.
Unlevered free cash flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. Unlevered free cash flow is defined as net cash provided by (used in) operations adjusted to exclude cash interest payments and include capital expenditures, all of which are GAAP measures included within our Statements of Cash Flows. We believe unlevered free cash flow provides management and investors with a more complete understanding of the underlying liquidity of the core operating businesses and our ability to meet its current and future financing and investing needs.

TRAVELPORT LIMITED
Operating Statistics
(unaudited)

	Three Months Ended
	December 31,
	2010	2009	Change	% Change
GDS (segments in millions)
Americas segments	37.5	38.6	(1.1)	(3)%
International Segments:
Europe	18.6	18.2	0.4	2%
Middle East and Africa	8.3	9.1	(0.8)	(9)%
Asia Pacific	13.1	12.1	1.0	8%

Total Segments	77.5	78.0	(0.5)	(1)%

GTA
Total Transaction Value (in millions)	$480	$406	$74	18%
Room nights (in millions)	3.0	2.5	0.5	20%

	Year Ended
	December 31,
	2010	2009	Change	% Change
GDS (segments in millions)
Americas segments	172.5	169.9	2.6	2%
International Segments:
Europe	83.7	80.0	3.7	5%
Middle East and Africa	38.3	39.9	(1.6)	(4)%
Asia Pacific	54.9	48.5	6.4	13%

Total Segments	349.4	338.3	11.1	3%

GTA
Total Transaction Value (in millions)	$1,887	$1,594	$293	18%
Room nights (in millions)	11.9	10.0	1.9	19%